Exhibit 99.1

SAIC Announces Financial Results for First Quarter of Fiscal Year 2012

- Revenues: Up 2 percent to $2.69 billion; internal growth 1 percent

- Operating Income: Up 12 percent to $230 million; operating margin 8.6 percent

- Diluted EPS from Continuing Operations: Up 13 percent to $0.36

- Cash flows from Operations: Up 18 percent to $154 million

- Net New Business Bookings: $3.6 billion

MCLEAN, Va., June 2, 2011 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the first quarter of fiscal year 2012, which ended April 30, 2011.

“We are pleased to see the resolution of the 2011 federal budget although market uncertainties persist. We remain focused on our strategy, including business reengineering efforts to devote more resources towards growth, which has enabled us to achieve our business development objectives,” said Walt Havenstein, SAIC chief executive officer. “This is paying off with new business awards, strong win rates and increased value of the opportunities awaiting decision, which validates our strategy of being more aggressive in this challenging environment.”

Summary Operating Results

Revenues for the quarter were $2.69 billion, up 2 percent from $2.63 billion in the first quarter of fiscal year 2011. Internal revenue growth represented 1 percent of the consolidated revenue growth for the quarter. Internal revenue growth resulted from increased revenues in the Intelligence and Cybersecurity Solutions and Defense Solutions segments, partially offset by reduced revenues in the Health, Energy and Civil Solutions segment.

Operating income for the quarter was $230 million (8.6 percent of revenue), up 12 percent from $206 million (7.8 percent of revenue) in the first quarter of fiscal year 2011. The improvement in operating income was the result of strong program performance, effective cost management, and a $6 million gain on the sale of real estate.

Income from continuing operations for the quarter was $130 million, up 5 percent from $124 million in the first quarter of fiscal year 2011. The increase in income from continuing operations was due to the increase in operating income, partially offset by increased interest expense from the $750 million of debt issued in December 2010 and the return to a more normative tax rate compared to the prior year.

Diluted earnings per share from continuing operations for the quarter were $0.36, up 13 percent from $0.32 in the first quarter of fiscal year 2011, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 348 million, down 8 percent from 378 million in the first quarter of fiscal year 2011, due to share repurchases over the past year. Diluted earnings per share, which include discontinued operations, were $0.36 for the quarter, up from $0.32 in the first quarter of fiscal year 2011.

Segment Operating Results

Effective in fiscal year 2012, the Company redefined its reportable segments into the reportable segments referenced in the chart below. The segment information for the prior year period has been recast to give effect to the change in reportable segments and for discontinued operations.

	Three Months Ended April 30		Revenue Growth (%)
	2011	2010	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$1,137	$1,110	2%	2%
Health, Energy and Civil Solutions	669	694	-4%	-8%
Intelligence and Cybersecurity Solutions	884	825	7%	7%
Intersegment Elimination	(2)	(2)	n/a	n/a

Total	$2,688	$2,627	2%	1%

Operating Income:			Operating Margin
			2011	2010
Defense Solutions	$90	$84	7.9%	7.6%
Health Energy and Civil Solutions	56	65	8.4%	9.4%
Intelligence and Cybersecurity Solutions	84	62	9.5%	7.5%
Corporate and Other	—	(5)	n/a	n/a

Total	$230	$206	8.6%	7.8%

Defense Solutions

Defense Solutions revenues for the quarter increased 2 percent from the first quarter of fiscal year 2011. Revenue growth, all of which was attributable to internal growth, was driven by increased activity on existing contract vehicles, including a systems and software maintenance/upgrade program for the U.S. Army, a systems engineering solutions program for the U.S. Navy and a series of related logistics, readiness, and sustainment contracts for the Department of Defense (DoD). These increases were partially offset by reduced activity on the U.S. Army Brigade Combat Team Modernization contract and a systems development and implementation contract for certain agencies of the City of New York (CityTime), which is nearing completion.

Defense Solutions operating income for the quarter was 7.9 percent of revenue, up from 7.6 percent of revenue in the first quarter of fiscal year 2011. The improvement in operating margin was the result of more effective cost management, partially offset by a higher mix of lower-margin material and subcontract efforts and increased bid and proposal expenses.

The U.S. Attorney’s Office and the Department of Investigation of the City of New York have announced that they are conducting investigations relating to the CityTime contract. The CityTime contract and these investigations are more fully described in Exhibit 99.2 to the Company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 2, 2011, along with a copy of this press release.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter declined 4 percent from the first quarter of fiscal year 2011. Internal revenues contracted 8 percent driven by higher prior year deliveries of non-intrusive cargo inspection systems and checked baggage explosive detection systems, as well as reduced activity on certain U.S. federal civilian agency programs, including various programs in support of NASA. These decreases were partially offset by increased activity on new and existing health information technology (IT) programs, particularly with U.S. DoD military health system customers.

Health, Energy and Civil Solutions operating income for the quarter was 8.4 percent of revenue, down from 9.4 percent of revenue in the first quarter of fiscal year 2011. The decline in operating margin was the result of reduced deliveries of non-intrusive cargo inspection systems, which have higher relative operating margins, increased internal research and development spending, and increased amortization from a recent acquisition.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter increased 7 percent from the first quarter of fiscal year 2011. Revenue growth, all of which was attributable to internal growth, was driven by increased activity on new and existing contracts in the areas of intelligence analysis, manned and unmanned airborne surveillance programs, and intelligence processing, exploitation and dissemination.

Intelligence and Cybersecurity Solutions operating income for the quarter was 9.5 percent of revenue, up from 7.5 percent of revenue in the first quarter of fiscal year 2011. The improvement in operating margin was the result of increased sales of proprietary software products that have higher relative margins, reduced infrastructure costs arising from organizational restructuring and overhead cost efficiency efforts, and lower bid and proposal and internal research and development expenses.

Corporate and Other

Corporate and Other operating income for the quarter included a $6 million gain from the ongoing monetization of the company’s real estate portfolio.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $154 million, compared to $131 million in the first quarter of fiscal year 2011. Days sales outstanding were 72 days in the quarter compared to 70 days in the first quarter of fiscal year 2011.

During the quarter, the company used $246 million to repurchase approximately 14.4 million shares of company stock, including 13.3 million shares under the company’s stock repurchase program. As of April 30, 2011, the company had $1.28 billion in cash and cash equivalents and $1.85 billion in long-term debt.

New Business Awards

Net business bookings totaled $3.6 billion in the first quarter, representing a book-to-bill ratio of 1.3. Large, competitive definite delivery contract awards received during the quarter include:

National Aeronautics and Space Administration (NASA) Integrated Communications Services Support. SAIC was awarded a contract by NASA to provide managerial and technical expertise including local area network management at all NASA centers. The cost-plus-award fee/incentive-fee contract has a three-year base period, one two-year option; one three-year option; and a final two-year option period, with an additional indefinite-delivery/indefinite-quantity (ID/IQ) feature. The base award of the contract is $340 million. The maximum potential value of the contract if all options are exercised, including the maximum ID/IQ contract value, is $1.3 billion.

Geothermal Power Plant Engineering and Construction Support. SAIC was awarded a contract by Gradient Resources, a developer of geothermal power plants, to provide engineering, procurement, and construction services for the delivery of a new geothermal power plant in northern Nevada.

Defense Information Systems Agency (DISA) Computing Support. Under a $90 million, five-year task order awarded by DISA, SAIC will help sustain the production, development, and testing of DISA systems in the agency’s complex IT environment, which supports 1.25 million users worldwide.

U.S. Department of Agriculture (USDA) IT Services Support. SAIC received a five-year, $208 million task order to provide mission support IT services to USDA’s Risk Management Agency (RMA). The program management, critical infrastructure, enterprise architecture, and information assurance services SAIC provides will help RMA promote, support and regulate sound risk management solutions for agricultural producers.

Military Health System (MHS) Electronic Health Record (EHR) Systems Support. Under a four-year, $53 million contract awarded by the Department of Defense, SAIC will provide IT services and EHR systems support to assist MHS in enhancing the agency’s health care information management system. The services delivered by SAIC will help modernize the current suite of EHR applications and help sustain clinical systems that support the highest quality of care-giving to U.S. military men and women and their families.

Naval Surface Warfare Center (NSWC) Scientific Research Program Support. SAIC was awarded a five-year, $41 million task order by NSWC to develop a scientific research program to help reduce lifecycle costs and increase the sustainability of military equipment and infrastructure. The services SAIC provides will help the DoD research solutions for corrosion and other forms of materials degradation.

In addition, SAIC also won several ID/IQ contracts that are not included in net bookings. Awards during the quarter include:

U.S. Space and Naval Warfare Systems Center Pacific (SSC Pacific) Cyberspace Operations Support. Under a multiple award ID/IQ contract, SAIC will provide science, system architecture and engineering services in support of SSC Pacific’s cyberspace operations. The five-year contract has a ceiling value of $219 million for all awardees.

U.S. Army Forces Command (FORSCOM) Modeling and Simulation Support. SAIC received a multiple award ID/IQ contract to provide modeling and simulation and training services and solutions to help prepare FORSCOM units and soldiers for deployment. The five-year contract has a ceiling value of $2.5 billion.

U.S. Department of Justice (DOJ) IT Support Services. SAIC received a multiple award ID/IQ contract to provide a full range of IT support services – including large-scale systems integration and the modification and maintenance of current systems – to DOJ. The six and one-half year contract has a total ceiling value of $1.1 billion for all awardees.

U.S. Department of Defense Security and Force Protection Support Services. SAIC received a multiple award ID/IQ contract to develop and maintain electronic security systems and automated control systems in support of DoD and other government agencies. The five-year contract has a ceiling value of $650 million for all awardees.

U.S. Federal Aviation Administration (FAA) IT Services Support. Under a single award ID/IQ contract, SAIC will provide comprehensive IT services to the FAA Enterprise Services Center. The five-year contract has a ceiling value of $156 million.

The company’s backlog of signed business orders at the end of the first quarter of fiscal year 2012 was $18.0 billion, of which $5.0 billion was funded. As compared to the end of the first quarter of fiscal year 2011, total backlog increased 14 percent while funded backlog decreased 8 percent. The negotiated unfunded backlog of $13.0 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future task orders expected to be awarded under ID/IQ, GSA Schedule or other master agreement contract vehicles.

Announced Divestiture

During the quarter, the company announced an agreement to sell to Wipro Limited certain SAIC operations primarily focused on providing specialized IT services to international oil and gas companies. The operations being sold comprise SAIC’s U.S. oil and gas IT services business along with subsidiaries located in the United Kingdom, France, India and the Middle East, and have been reclassified to discontinued operations.

Forward Guidance

Based upon its operating and business development performance through the first quarter of the fiscal year, the company expects its fiscal year 2012 results to be consistent with the forward guidance provided on March 23, 2011. These expectations are:

•	Revenues of $11.0 billion to $11.5 billion;

•	Diluted earnings per share from continuing operations of $1.35 to $1.46; and

•	Cash flows from continuing operations at or above $600 million.

Fiscal year 2012 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 43,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $11.1 billion for its fiscal year ended January 31, 2011. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans”, “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in contract awards or the U.S. budget process; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to effectively acquire businesses and make investments; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of June 2, 2011. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Paul Levi
703-676-2283

Media Relations:
Laura Luke	Vernon Guidry
703-676-6533	703-676-6255
laura.luke@saic.com	vernon.a.guidry.jr@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30
	2011	2010
		(As Adjusted)
Revenues	$2,688	$2,627
Costs and expenses:
Cost of revenues	2,357	2,305
Selling, general and administrative expenses	101	116

Operating income	230	206
Non-operating income (expense):
Interest income	1	—
Interest expense	(28)	(18)
Other income, net	4	—

Income from continuing operations before income taxes	207	188
Provision for income taxes	(77)	(64)

Income from continuing operations	130	124
Discontinued operations:
Income from discontinued operations before income taxes	2	—
Benefit (provision) for income taxes	(1)	1

Income from discontinued operations	1	1

Net income	$131	$125

Earnings per share (EPS):
Income from continuing operations, as reported	$130	$124
Less earnings allocated to participating securities	(4)	(4)

Income from continuing operations, for computing EPS	$126	$120

Net income, as reported	$131	$125
Less earnings allocated to participating securities	(4)	(4)

Net income, for computing EPS	$127	$121

Basic:
Income from continuing operations	$0.36	$0.32
Income from discontinued operations	0.01	—

	$0.37	$0.32

Diluted:
Income from continuing operations	$0.36	$0.32
Income from discontinued operations	—	—

	$0.36	$0.32

Weighted average number of shares outstanding:
Basic	347	375

Diluted	348	378

On February 1, 2011, the Company changed its method of recognizing pension expense. This change in accounting has been reported through retrospective application of the new method to all periods presented, with prior year amounts labeled “as adjusted”.

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	April 30, 2011	January 31, 2011
ASSETS		(As Adjusted)
Current assets:
Cash and cash equivalents	$1,282	$1,367
Receivables, net	2,150	2,069
Inventory, prepaid expenses and other current assets	360	382
Assets of discontinued operations	53	49

Total current assets	3,845	3,867
Property, plant and equipment, net	351	359
Intangible assets, net	200	211
Goodwill	1,659	1,664
Deferred income taxes	44	51
Other assets	84	71

	$6,183	$6,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,225	$1,205
Accrued payroll and employee benefits	518	511
Income taxes payable	33	—
Notes payable and long-term debt, current portion	3	3
Liabilities of discontinued operations	26	29

Total current liabilities	1,805	1,748
Notes payable and long-term debt, net of current portion	1,848	1,849
Other long-term liabilities	135	135

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 353 million and 362 million shares issued and outstanding at April 30, 2011 and January 31, 2011, respectively	—	—
Additional paid-in capital	2,033	2,090
Retained earnings	369	408
Accumulated other comprehensive loss	(7)	(7)

Total stockholders’ equity	2,395	2,491

	$6,183	$6,223

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended April 30
	2011	2010
Cash flows from continuing operations:		(As Adjusted)
Net income	$131	$125
Income from discontinued operations	(1)	(1)
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	28	24
Stock-based compensation	24	23
Excess tax benefits from stock-based compensation	—	(14)
Gain on sale of assets	(8)	—
Other items	1	—
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(81)	(25)
Inventory, prepaid expenses and other current assets	7	(17)
Deferred income taxes	1	(2)
Other assets	(12)	—
Accounts payable and accrued liabilities	17	(51)
Accrued payroll and employee benefits	10	25
Income taxes payable	37	41
Other long-term liabilities	—	3

Total cash flows provided by continuing operations	154	131
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(9)	(25)
Acquisition of a business, net of cash acquired	—	(140)
Proceeds from sale of property, plant and equipment	15	1
Other items	2	—

Total cash flows provided by (used in) investing activities of continuing operations	8	(164)
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(1)	—
Sales of stock and exercises of stock options	7	13
Repurchases of stock	(246)	(291)
Excess tax benefits from stock-based compensation	—	14
Other items	(2)	—

Total cash flows used in financing activities of continuing operations	(242)	(264)

Decrease in cash and cash equivalents from continuing operations	(80)	(297)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(6)	8
Cash used in investing activities of discontinued operations	—	(2)

Increase (decrease) in cash and cash equivalents from discontinued operations	(6)	6

Effect of foreign currency exchange rate changes on cash and cash equivalents	1	(2)

Total decrease in cash and cash equivalents	(85)	(293)

Cash and cash equivalents at beginning of period	1,367	861

Cash and cash equivalents at end of period	$1,282	$568

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	April 30, 2011	January 31, 2011
Defense Solutions:
Funded backlog	$2,003	$2,270
Negotiated unfunded backlog	5,021	5,207

Total Defense Solutions backlog	7,024	7,477

Health, Energy and Civil Solutions:
Funded backlog	1,685	1,780
Negotiated unfunded backlog	3,462	2,131

Total Health, Energy and Civil Solutions backlog	5,147	3,911

Intelligence and Cybersecurity Solutions:
Funded backlog	1,331	1,332
Negotiated unfunded backlog	4,534	4,400

Total Intelligence and Cybersecurity Solutions backlog	5,865	5,732

Total:
Funded backlog	5,019	5,382
Negotiated unfunded backlog	13,017	11,738

Total backlog	$18,036	$17,120

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three months ended April 30, 2011 were calculated as follows:

Three Months Ended April 30, 2011
Defense Solutions:
Prior year period’s revenues, as reported	$1,110
Revenues of acquired businesses for the comparable prior year period	2

Prior year period’s revenues, as adjusted	$1,112
Current year period’s revenues, as reported	1,137

Internal revenue growth	$25

Internal revenue growth percentage	2%

Health, Energy and Civil Solutions:
Prior year period’s revenues, as reported	$694
Revenues of acquired businesses for the comparable prior year period	30

Prior year period’s revenues, as adjusted	$724
Current year period’s revenues, as reported	669

Internal revenue growth	$(55)

Internal revenue growth percentage	-8%

Intelligence and Cybersecurity Solutions:
Prior year period’s revenues, as reported	$825
Revenues of acquired businesses for the comparable prior year period	2

Prior year period’s revenues, as adjusted	$827
Current year period’s revenues, as reported	884

Internal revenue growth	$57

Internal revenue growth percentage	7%

Total:
Prior year period’s revenues, as reported	$2,627
Revenues of acquired businesses for the comparable prior year period	34

Prior year period’s revenues, as adjusted	$2,661
Current year period’s revenues, as reported	2,688

Internal revenue growth	$27

Internal revenue growth percentage	1%

SAIC, INC.

COMPARATIVE QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Fiscal Year 2011
	Three Months Ended				Year Ended
	April 30, 2010	July 31, 2010	October 31, 2010	January 31, 2011	January 31, 2011
	(As Adjusted)
Revenues	$2,627	$2,749	$2,821	$2,724	$10,921
Costs and expenses:
Cost of revenues	2,305	2,351	2,445	2,375	9,476
Selling, general and administrative expenses	116	126	124	132	498

Operating income	206	272	252	217	947
Non-operating income (expense):
Interest income	—	1	—	1	2
Interest expense	(18)	(19)	(19)	(23)	(79)
Other income (expense), net	—	(2)	7	(3)	2

Income from continuing operations before income taxes	188	252	240	192	872
Provision for income taxes	(64)	(95)	(89)	(66)	(314)

Income from continuing operations	124	157	151	126	558
Discontinued operations:
Income from discontinued operations before income taxes	—	54	33	2	89
Benefit (provision) for income taxes	1	(21)	(11)	3	(28)

Income from discontinued operations	1	33	22	5	61

Net income	$125	$190	$173	$131	$619

Earnings per share (EPS):
Income from continuing operations, as reported	$124	$157	$151	$126	$558
Less earnings allocated to participating securities	(4)	(5)	(5)	(4)	(18)

Income from continuing operations, for computing EPS	$120	$152	$146	$122	$540

Net income, as reported	$125	$190	$173	$131	$619
Less earnings allocated to participating securities	(4)	(7)	(6)	(4)	(20)

Net income, for computing EPS	$121	$183	$167	$127	$599

Basic:
Income from continuing operations	$0.32	$0.42	$0.41	$0.34	$1.48
Income from discontinued operations	—	0.08	0.06	0.01	0.17

	$0.32	$0.50	$0.47	$0.35	$1.65

Diluted:
Income from continuing operations	$0.32	$0.42	$0.41	$0.34	$1.48
Income from discontinued operations	—	0.08	0.05	0.01	0.16

	$0.32	$0.50	$0.46	$0.35	$1.64

Weighted average number of shares outstanding:
Basic	375	363	359	358	364

Diluted	378	365	360	360	366

Earnings per share are computed independently for each of the quarters presented and therefore may not sum to the total for the fiscal year.